Exhibit 5.1

[FORM OF OPINION OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

[—], 2013

Mid South TransCo LLC

639 Loyola Avenue

New Orleans, Louisiana 70113

Re:	Registration Statement on Form S-4 and Form S-1 (333-[—])
Filed by Mid South TransCo LLC

Ladies and Gentlemen:

We have acted as special counsel to Entergy Corporation, a Delaware corporation (“Entergy”), and are furnishing this opinion letter to Mid South TransCo LLC, a Delaware limited liability company and wholly-owned, direct subsidiary of Entergy (the “Company”) in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 and Form S-1 (the “Registration Statement”) by the Company. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), of the offering by Entergy of up to 55,000,0000 common units representing common limited liability company interests of the Company (the “TransCo Common Units”) to be distributed (the “Distribution”) to shareholders of Entergy in the exchange offer and spin-off distribution pursuant to the Merger Agreement, dated as of December 4, 2011, by and among Entergy, the Company, ITC Holdings Corp. and ITC Midsouth LLC (as may be amended from time to time, the “Merger Agreement”) and described in the Registration Statement (the “Distribution Common Units”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinion stated herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction of the following: (i) the Registration Statement in the form filed with the Commission under the Act on the date hereof; (ii) the Certificate of Formation of the Company, dated December 2, 2011, as certified by the Secretary of State of the State of Delaware; (iii) the Limited Liability Company Agreement of the Company, dated December 2, 2011, by Entergy, as sole member (the “LLC Agreement”); (iv) the form of Amended and Restated Limited Liability Company Agreement (the “New LLC Agreement”) of the Company, to be in effect on the date the Distribution is consummated and filed as an exhibit to the Registration Statement; (v) certain resolutions of the Board of Managers of the Company relating to the filing of the Registration Statement, the issuance of the TransCo Common Units, and certain related matters; (vi) certain resolutions of Entergy as sole member of the Company adopting the New LLC Agreement; and (vii) a specimen certificate representing the TransCo Common Units, in the case of each of (iii), (v), (vi), and (vii), as certified by [—], the Secretary of the Company.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate, limited liability company or other, to enter into and perform all obligations thereunder, and we also have assumed the due authorization by all requisite action, corporate, limited liability company or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We also have assumed that prior to the date of consummation of the Distribution, the New LLC Agreement will have been duly executed and delivered by Entergy and will be the valid and legally binding obligation of the Company and the other parties thereto and on the date hereof, and that the LLC Agreement is (and, when effective on the date of the consummation of the Distribution, that the New LLC Agreement will be) the only limited liability agreement, as defined under the Delaware Limited Liability Company Act (the “DLLCA”), of the Company. In rendering the opinion set forth below, we have assumed that, at the time of issuance and delivery of the Distribution Common Units, the certificates evidencing the Distribution Common Units in the form examined by us will be manually signed by an authorized officer of the transfer agent and registrar for the TransCo Common Units and registered by such transfer agent and registrar. As to any facts relevant to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Our opinion set forth herein is limited to the DLLCA, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon and subject to the foregoing, we are of the opinion that when the Distribution Common Units have been issued and delivered in accordance with the terms and conditions of the Merger Agreement, such Distribution Common Units will be duly authorized by all requisite limited liability company action on the part of the Company under the DLLCA, validly issued and fully paid, and, under the DLLCA, the holders of such Distribution Common Units will have no obligation to make further payments for the purchase of the Distribution Common Units or contributions to the Company solely by reason of their ownership of the Distribution Common Units, except for their obligation to repay any funds wrongfully distributed to them.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the reference to Skadden, Arps, Slate, Meagher & Flom LLP under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertakings to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

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